THIRD AMENDMENT TO MULTI-TENANT
COMMERCIAL/INDUSTRIAL LEASE (NNN)

THIS THIRD AMENDMENT TO MULTI-TENANT COMMERCIAL/INDUSTRIAL LEASE (NNN) (this “Amendment”) is made and entered into effective as of May    2   , 2023 (the “Effective Date”), by and between NV INTERCHANGE INDUSTRIAL CENTER LLC, a Delaware limited liability company (“Landlord”), and BOXABL INC., a Nevada corporation (“Tenant”).

R E C I T A L S

A.Landlord’s predecessor-in-interest, CRPF IV Centennial, LLC, and Tenant entered into that certain Multi-Tenant Commercial/Industrial Lease dated December 29, 2020 (the “Original Lease”), as amended by that certain First Amendment to Multi-Tenant Commercial/Industrial Lease (NNN) dated April 28, 2021 (the “First Amendment”) and that certain Second Amendment to Multi-Tenant Commercial/Industrial Lease (NNN) dated December 20, 2021 (collectively, the “Lease”), pursuant to which Tenant has leased from Landlord certain premises containing approximately 174,250 rentable square feet of space consisting of the entire commercial building known as Building 1 (“Building 1”) and located at 5345 East North Belt Road, North Las Vegas, NV 89115 (the “Existing Premises”).

B.Landlord is the current owner of the Property (defined in Section 1.3 of the Original Lease) known as the CapRock Interchange Industrial Center, which Property consists of Building 1, together with an additional commercial building owned by Landlord containing approximately 515,206 rentable square feet of space and located at 5445 East North Belt Road, North Las Vegas, NV 89115 (“Building 2”).

C.In addition to the Existing Premises, Landlord now wishes to lease to Tenant, and Tenant wishes to lease from Landlord, the Expansion Premises (as defined in Section 1 below), and the parties wish to further amend the Lease, subject to the terms and conditions set forth below.

AGREEMENT

In consideration of the mutual covenants contained in this Amendment and the Lease, Landlord and Tenant hereby agree as follows:

1.Demise of Expansion Premises. Commencing upon June 1, 2023 (the “Expansion Premises Commencement Date”), and continuing until May 31, 2027 unless sooner terminated or extended pursuant to the Original Lease, as amended by this Amendment (the “Expansion Premises Term”), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain premises known as Suite 100 in Building 2 containing approximately 114,613 rentable square feet of space (the “Expansion Premises”), which Expansion Premises are generally depicted on Exhibit A attached hereto and incorporated herein by this reference.

Subject to this Amendment, the demise of the Expansion Premises shall be subject to each and every term, provision and condition as set forth in the Lease as if the Expansion Premises were originally demised thereunder. Beginning on the Expansion Premises Commencement Date, the “Premises,” as that term is defined in the Lease, shall be amended to include both the Existing Premises and the Expansion Premises, for a total of 288,863 rentable square feet of space.

2.Tenant Improvements. Subject to the terms and conditions contained herein, and the terms and conditions of the Lease, the Expansion Premises are hereby accepted by Tenant in their “as-is” condition on the Expansion Premises Commencement Date, and Tenant is not entitled to any alterations or improvements thereto by Landlord or to any other allowance or credit from Landlord for improvements thereto. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises (including the Existing Premises and the Expansion Premises) for the conduct of Tenant’s business or for any other purpose from and after the Effective Date and during the current Term for the Existing Premises and the Expansion Premises Term for the Expansion Premises.

3.The Property. The Site Plan of the Property attached to the Original Lease as Exhibit B is hereby deleted in its entirety and replaced with the Exhibit B attached hereto and incorporated herein by this reference.

4.Terms and Conditions.

a.Existing Premises. From and after the Effective Date and continuing during the current Term of the Lease for the Existing Premises, all of the terms and conditions of the Lease (as amended by this Amendment, where applicable) shall continue to apply to the lease of the Existing Premises, including Tenant’s obligation to pay Monthly Base Rent as set forth in Section 6 of the First Amendment, through the expiration date of September 30, 2026 as set forth in Section 2 of the First Amendment.

i.Tenant’s Percentage of Operating Expenses. From and after the Effective Date and continuing during the current Term of the Lease for the Existing Premises, Tenant shall continue to pay Tenant’s Percentage of Operating Expenses for the Existing Premises in accordance with the provisions contained in the Lease (as amended by this Amendment). Tenant’s Percentage of the Property for the Existing Premises shall be equal to 25.27%, which is the percentage obtained by dividing (1) the number of rentable square feet in the Existing Premises (174,250) by (2) the number of rentable square feet in the Property (689,456). Notwithstanding the foregoing, with respect to Operating Expenses which Landlord allocates only to Building 1 pursuant to certain Cost Pools (as defined in Section 1.18.b. of the Original Lease) or otherwise, Tenant’s Percentage for the Existing Premises shall be 100%.

ii.Security Deposit. Landlord acknowledges that it currently holds a security deposit from Tenant with respect to the Existing Premises in the amount of $525,000.00 (the “Existing Security Deposit”), which shall continue to be held, applied and/or returned in accordance with the provisions contained in the Lease.

b.Expansion Premises. From and after the Expansion Premises Commencement Date and continuing during the Expansion Premises Term, the lease of the Expansion Premises is subject to the following terms and conditions:

i.Monthly Base Rent for the Expansion Premises. From and after the Expansion Premises Commencement Date and continuing during the Expansion Premises Term, Base Rent for the Expansion Premises only shall be payable according to the following table:

Time Period	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per SF
06/01/23 – 05/31/24	$1,389,109.56	$115,759.13	$1.010
06/01/24 – 05/31/25	$1,444,674,00	$120,389.50	$1.050
06/01/25 – 05/31/26	$1,502,460.96	$125,205.08	$1.092
06/01/26 – 05/31/27	$1,562,559.36	$130,213.28	$1.136

ii.Tenant’s Percentage of Operating Expenses. From and after the Expansion Premises Commencement Date and continuing during the Expansion Premises Term, Tenant shall pay Tenant’s Percentage of Operating Expenses for the Expansion Premises in accordance with the provisions contained in the Lease (as amended by this Amendment). Tenant’s Percentage of the Property for the Expansion Premises shall be equal to 16.62%, which is the percentage obtained by dividing (1) the number of rentable square feet in the Expansion Premises (114,613) by (2) the number of rentable square feet in the Project (689,456). Notwithstanding the foregoing, with respect to Operating Expenses which Landlord allocates only to Building 2 pursuant to certain Cost Pools or otherwise, Tenant’s Percentage for the Expansion Premises shall be equal to 22.24%, which is the percentage obtained by dividing (A) the number of rentable square feet in the Expansion Premises (114,613) by (B) the number of rentable square feet in Building 2 (515,206).

c.Security Deposit; Letter of Credit. As a condition to the lease of the Expansion Premises by Landlord to Tenant, Tenant shall be required to deliver to Landlord prior to the Expansion Premises Commencement Date (or the commencement of the Move-In Period, as defined in Section 5 below, if earlier), a letter of credit in the amount of $3,714,190.00 (the “Expansion Premises Letter of Credit”). The Expansion Premises Letter of Credit shall be subject to all of the terms and conditions set forth in Section 6.3 of the Original Lease as if the Expansion Premises Letter of Credit is the Letter of Credit described therein, except that (i) the amount of such Expansion Premises Letter of Credit shall be in the amount set forth above, and (ii) Section

6.3.e. of the Original Lease shall not apply.

d.Existing Equipment. Tenant acknowledges that the prior tenant in the Expansion Premises left certain manufacturing equipment in the Expansion Premises, which has been deemed abandoned property (the “Existing Equipment”). Landlord agrees that it shall use commercially reasonable efforts to remove the same from the Expansion Premises, but in no event shall Landlord be required, or have any liability for the failure, to remove the same. In the event the Existing Equipment has not been removed by Landlord within two (2) months after the Expansion Premises Commencement Date, Tenant shall have the right to remove and dispose of the same at Tenant’s cost, and Landlord shall have no liability with respect to the same.

5.Early Access. Notwithstanding any provision to the contrary contained herein, so long as Landlord has received the Expansion Premises Letter of Credit, Landlord agrees that Tenant may occupy the Expansion Premises from and after the Effective Date and continuing until the Expansion Premises Commencement Date (the “Move-In Period”), for the sole purpose of the installation of Tenant’s furniture, fixtures and equipment therein. During the Move-In Period, (a) Tenant shall have no obligation to pay Rent, but all other terms of the Lease (as amended by this Amendment), including but not limited to the obligation to indemnify Landlord and carry the insurance required in the Lease, shall be in effect, (b) Tenant shall be responsible for all utilities used in the Expansion Premises during the Move-In Period, (c) any entry by Tenant shall be at Tenant’s sole risk, (d) Tenant shall not unreasonably interfere with Landlord, Landlord’s contractors or any construction schedule established in connection with any work being performed by Landlord or any other tenant at the Property, (e) prior to any entry upon the Expansion Premises by Tenant, Tenant agrees to pay for and provide to Landlord certificates evidencing the existence and amounts of insurance carried by Tenant with respect to the Expansion Premises, which coverage must comply with the provisions of the Lease relating to insurance, (f) Tenant and its employees, agents and contractors agree to comply with all Laws applicable to its use and occupancy of the Expansion Premises, (g) Landlord shall not be responsible nor have any liability whatsoever at any time for loss or damage to the furniture, fixtures, phone, cabling or equipment or other property of Tenant installed or placed by Tenant on the Expansion Premises, unless such loss or damage is caused by the gross negligence or willful misconduct of Landlord or its employees, agents or contractors, and (h) Tenant agrees to indemnify, protect, defend and save Landlord, the property manager, any mortgagee of Landlord, and each of their respective officers, directors, members, managers, partners, affiliates, employees, agents and representatives, harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of the early entry, use, construction, or occupancy of the Expansion Premises by Tenant or its agents, employees or contractors, except to the extent any of the foregoing arises out of the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.

6.Parking. From and after the Expansion Premises Commencement Date, in addition to the parking spaces specified in Section 1.11 of the Original Lease, Tenant shall have a license to: (a) the non-exclusive use of 58 unreserved parking spaces in connection with the lease of the Expansion Premises, in accordance with Article 11 of the Original Lease, and (b) the exclusive use of 20 truck parking spaces in the location depicted on Exhibit C attached hereto and incorporated herein by this reference (the “Exclusive Truck and Auto Parking Spaces”). Any storage located in the Exclusive Truck Parking Spaces shall strictly comply with the provisions contained in Section 1.10 of the Original Lease relating to the Permitted Use (and applicable to both the Existing Premises and the Expansion Premises), which limits any outside storage only to final modular home product and shipping containers located on trailers, and under no circumstances may Tenant store any components or raw materials outside of the Premises.

7.Extension Option. Tenant shall have the right to extend the Expansion Premises Term with respect to the Expansion Premises in accordance with Rider No.1 and Rider No. 2 to the Original Lease, it being agreed that Tenant may exercise the Extension Options described in Rider No 1. for either the Existing Premises, or the Expansion Premises, or both, so long as the exercise of the applicable Extension Option is made with respect to the applicable Premises pursuant to the provisions contained in Rider No. 1. In the event Tenant fails to timely exercise an Extension Option with respect to the Existing Premises and/or the Expansion Premises, Tenant’s applicable Extension Option shall expire and be of no further force and effect.

8.Rules and Regulations.

(1)The Rules and Regulations attached to the Original Lease as Exhibit E shall remain in full force and effect from and after the Effective Date and continuing through the Term for the Existing Premises and the Expansion Premises Term for the Expansion Premises. The Rules and Regulations expressly prohibit, without limitation: disturbances to other tenants, noxious or offensive activities on any part of the Common Area, erecting of devices on the roof, exterior of the Premises or other portions of the Property, dismantling of vehicles or equipment of any kind on the Common Area, and placing or permitting obstructions or materials outside of the Premises.

(2)In addition, Tenant will obtain prior Landlord approval in advance of any event at the Premises, such approval shall not be unreasonably withheld, conditioned, or delayed.

(3)Tenant has been notified that certain actions taken by Tenant prior to the Effective Date, while not retroactively constituting violations of the Permitted Use and/or the Rules and Regulations entitling Landlord to remedies under the Lease or this Amendment, shall constitute violations of the Permitted Use and/or the Rules and Regulations if such actions are taken after the Effective Date, such as: (a) the manufacturing of casitas in the parking areas, (b) the storage of materials such as support beams in the parking areas, (c) the display of a blow-up Santa Claus decoration in the Common Area in a manner contrary to the terms of this Amendment, (d) the installation of a ramp in the parking area used to jump dirt bikes, and (e) the discharge of a Tesla battery in a container full of salt water in the parking area.

(4)Notwithstanding the foregoing, Landlord agrees that Tenant shall have the right to place a blow-up Santa Claus on the Premises at the same location as Tenant has placed the blow-up Santa Claus for the preceding two (2) years, provided that (a) Tenant does not have the right to place the blow-up Santa Claus at any other location on the Premises or Common Area, (b) Tenant does not place any other exterior holiday decorations on the Premises or Common Area, (c) Tenant places the Santa Claus no earlier than December 15 and removes such Santa Claus no later than January 15 of the following year (e.g. December 15, 2023 – January 15, 2024); and (d) such display does not violate any laws, prevent fire department or other emergency personnel access, or impact access or use of the Common Area or the Building by other tenants or occupants of the Property.

(5)Notwithstanding any provision to the contrary contained in the Lease or this Amendment, in the event Tenant violates the Permitted Use or the Rules and Regulations and receives written notice of the same violation from Landlord on three (3) occasions or more after the Effective Date, Landlord shall have the right to charge Tenant a $10,000.00 fee for such third violation, which fee shall be payable promptly upon receipt of written notice from Landlord, provided that: (a) multiple notices for an ongoing violation shall be treated as having provided notice for one (1) singular occasion (e.g. if Tenant continuously stored raw materials outside the Premises between June 1 and June 15, 2023 and Landlord sent written notices of the violation on June 2, and June 7, 2023, such notices and such violation shall be treated as only one (1) singular occasion; and (b) if, after sending any notice of an alleged violation, it is determined (whether by agreement of the parties, any court of appropriate jurisdiction, any arbitrator, or any other neutral third-party appointed to investigate the violation) that no such violation occurred, such notice and alleged violation shall not be considered as an occasion for the purposes of this Section 8(5).

9.Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not engaged or dealt with any broker, finder, or agent in connection with the negotiation and/or execution of this Amendment, other than Xavier Wasiak at Jones Lang LaSalle, as Tenant’s exclusive agent (“Broker”), and Tenant and Landlord agrees to indemnify and save the other party harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party as a result of any claim for brokerage or other commissions or fees made by any broker, finder, or agent (other than Broker), whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under Tenant or Landlord, as applicable. Landlord shall not be required to pay a commission to Broker with respect to the lease of the Existing Premises, but Landlord shall be required to pay a commission to Broker with respect to the Expansion Premises pursuant to a separate written agreement.

10.Status of Lease Obligations. Tenant acknowledges and certifies that as of the Effective Date of this Amendment, Landlord has performed all covenants and obligations on the part of Landlord to be performed under the Lease and that Tenant has no claims or right of offset against Landlord. Landlord acknowledges and certifies that as of the Effective Date of this Amendment, to Landlord’s actual knowledge, Tenant has performed all covenants and obligations on the part of Tenant to be performed under the Lease and that Landlord has no claims or right of offset against Tenant.

11.Full Force and Effect. Except as expressly modified herein, all of the terms and provisions of the Lease shall remain in full force and effect and binding upon the parties thereto, and Tenant hereby ratifies and confirms the Lease as modified herein. All references in the Lease to “this Lease” shall be deemed to refer to the Lease as amended by this Amendment.

12.Legal Fees. In the event either party brings an action or files a suit to enforce or interpret this Amendment or any provisions contained herein, the party substantially prevailing in such action shall recover from the non-prevailing party, in addition to all other remedies or damages, reasonable legal fees and court costs incurred by such substantially prevailing party in such action or suit.

13.Capitalized Terms. Capitalized terms used herein that also appear in the Lease shall have the same meaning as in the Lease unless otherwise defined herein.

14.Conflicts. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall control.

15.No Option. The submission of an unsigned copy of this Amendment to Tenant shall not constitute an offer or option with respect to the matters contained herein. This Amendment shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

16.Time. Time is of the essence with respect to each of Landlord’s and Tenant’s obligations under this Amendment.

17.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

[Signature page follows]

SIGNATURE PAGE FOR

THIRD AMENDMENT TO MULTI-TENANT
COMMERCIAL/INDUSTRIAL LEASE (NNN)
BETWEEN

NV INTERCHANGE INDUSTRIAL CENTER LLC AND

BOXABLE INC.

The parties have executed this Third Amendment to Multi-Tenant Commercial/Industrial Lease (NNN) as of the Effective Date, the execution and delivery thereof having been duly authorized.

LANDLORD:

NV INTERCHANGE INDUSTRIAL CENTER LLC,

a Delaware limited liability company

By:
Name:	Andrew Sturno
Title:	Authorized Signatory

TENANT:

BOXABL INC.,
a Nevada corporation

By:
Name:	Paolo Tiramani
Title:	CEO

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

EXHIBIT A

Depiction of Expansion Premises

A-1

EXHIBIT B

Site Plan of the Property

B-1

EXHIBIT C

Depiction of Exclusive Truck and Non-Exclusive Auto Parking Spaces

C-1